Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (Agreement) dated as February 8, 2008, is made by and between Atlantic Bancshares, Inc., (Company) a South Carolina corporation which is the holding company for Atlantic Community Bank (Bank), a South Carolina state bank, (collectively referred to as Employer) and Michelle M. Pennell (Executive).

In consideration of the mutual covenants herein contained, the parties agree as follows:

Section 1 – Duties

Employer shall employ Executive and the Executive shall serve the Employer as Chief Financial Officer and Executive Vice President of the Bank and of the Company upon the terms can conditions set forth herein.  Executive shall have such authority and responsibilities consistent with her position as set forth in the Company’s or Bank’s bylaws or as assigned by the Company’s and the Bank’s Boards of Directors (collectively referred to as Board of Directors) or the Company’s Chief Executive Officer.  Executive shall devote her full business time, attention, skill and efforts to the performance of her duties hereunder.  Executive may devote reasonable period to service as a director or advisor to other organizations, to charitable and community activities, provided that, in the Board’s sole opinion, such activities do not materially interfere with and are not in conflictive with or adverse to, the interests of the Company or the Bank. Executive shall be subject to all Bank policies and benefits as are other employees, except as may otherwise be stated herein.

Section 2 – Term

A.                                   Unless earlier terminated as provided herein, Executive’s employment under this Agreement shall commence on February 8, 2008, and be for a term of three years.  Executive agrees to remain in the exclusive employ of Employer until February 8, 2011, and neither to accept other employment nor to become employed by any other employer until such termination date, unless the termination date is affected as hereinafter provided.

B.                                     In the event written notice is not given by either party to this Agreement 60 days prior to the termination date, this Agreement shall be extended on the same terms and conditions as herein provided, all for an additional period of three (3) years. Agreement shall continue thereafter for three-year periods unless either party hereto gives 60 days written notice to the other party that the party does not wish to extend this Agreement.

C.                                     Nothing in this Agreement shall prevent, limit or otherwise interfere with the right of Company and Bank to terminate the services of Executive at any time, subject only to the provisions set forth in Section 4 of this Agreement.

D.                                    Nothing in this Agreement shall prevent, limit or otherwise interfere with the right of the Executive to resign at any time from her position with Employer, subject only to the provision set forth in Section 4 of this Agreement.

Section 3 – Compensation & Benefits

A.                                   Starting February 8, 2008, Employer shall pay Executive an annual base salary of $110,000.00 (One Hundred Ten Thousand and no/100 Dollars) in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  The Chief Executive Officer shall review Executive’s performance and salary periodically and may increase Executive’s base salary if he determines in his sole discretion that an increase is appropriate.

B.                                     Executive shall participate in Employer’s long-term equity incentive program and be eligible to purchase stock options in accordance with the stock incentive plan approved by the Company’s shareholders.  Any options or similar awards shall be issued to Executive at an exercise price of not less than the stock’s current fair market value as of the date of grant.

C.                                     Executive shall participate in all retirement, health, welfare, and other benefit plans or programs of Employer now or as may be adopted for all employees or adopted for a class of employees that includes Executive.  Employer shall pay the Executive’s coverage for medical and dental benefits excluding the minimal required co-pay payment.

D.                                    Employer shall provide Executive with an automobile allowance of $350.00 per month.

E.                                      Employer may pay for membership dues for Executive’s membership in various civic organizations.  In addition, Employer shall pay membership fees and annual dues, subject to approval by the Chief Executive Officer.

F.                                      Employer shall reimburse Executive for reasonable travel and other expenses, including cell phone, related to Executive’s duties which are incurred and accounted for in accordance with Bank policies.  Executive shall be issued a corporate credit card to be used for business related expenses in accordance with Bank policies.  The Employer shall reimburse the Executive for such expenses within 60 days of Executive’s notice to Employer of such expense.

G.                                     Employer shall provide Executive with four weeks paid vacation per year which shall be taken in accordance with Bank policies and in accordance with any banking rules or regulations governing vacation leave.  Paid time off days may not be carried forward into following calendar years, and any payments made by the Employer to the Executive as compensation for paid time off days shall be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

H.                                    The Executive shall be eligible to receive cash bonuses based on the Executive’s achievement of specified goals and criteria.  These goals and criteria may include both annual and long-term goals, may provide for vesting over a specified time period, and shall be established annually by the Compensation Committee of the Board of Directors.  For purposes of this Agreement, a bonus shall not be deemed to be earned prior to the date it is actually paid to the Executive except to the extent that the Employer specifically provides otherwise in a writing delivered to the Executive.  Any bonus payment made pursuant to this Section 3(H) shall be made the earlier of (i) 70 days after the previous year end for which the bonus was earned by the Executive and became a payable of the Employer or (ii) the first pay period following the Employer’s press release announcing its previous year’s financial performance.

Section 4 – Termination

A.                                   Executive’s employment under the Agreement may be terminated prior to the end of the term only as provided in this Section 4.

B.                                     Death.  The Agreement will terminate upon the death of Executive.   In this event, the Employer shall pay Executive’s estate any sums due her as base salary and/or reimbursement of expenses through the end of the month during which death occurred in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  The Employer shall also pay the Executive’s estate any bonus earned or accrued through the date of death including any amounts awarded for previous years but which were not yet vested. Any bonus for previous years which was not yet paid will be paid pursuant to the terms as set forth in Section 3(H).  Any bonus that is earned in the year of death will be paid on the earlier of (i) 70 days after the year end in which the Executive died or (ii) the first pay period following the Employer’s press release announcing its financial performance for the year in which the Executive died.  To the extent that the bonus is performance-based, the amount of the bonus will be calculated by taking into account the performance of the Company for the entire year and prorated through the date of Executive’s death.

C.                                     Disability.  Employer may terminate this Agreement upon the Disability of Executive for a period of ninety (90) days.  In this event, the Employer shall pay Executive any sums due her as base salary and/or reimbursement of expenses through the date of termination in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

D.                                    For Cause.  Employer may terminate this Agreement for cause upon delivery of a Notice of Termination to Executive.  If Executive is terminated for cause under this provision Executive shall receive only any sums due her as base salary and reimbursement of expenses through the date of termination in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.  For purposes of this paragraph, cause is defined as:

(i) The commission or omission by Executive of any act, which in Employer’s sole opinion, is intended to cause, causes, or is reasonably likely to cause harm to Employer, including harm to its business reputation;

(ii) The indictment of Executive for the commission or perpetration by Executive of any crime involving dishonesty, moral turpitude, or fraud;

(iii) The material breach by Executive of this Agreement;

(iv) Violation of Employer policies by Executive;

(v) Receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over Employer intends to institute any formal or informal regulatory action against Executive or Employer;

(vi) Exhibition by Executive of a standard of behavior that is disruptive to the orderly conduct of the Employer’s Business to a level which, in the Board of Director’s sole opinion, is detrimental to Employer’s best interest; or

(vii) Failure of Executive to devote her full business time and attention to her employment.

E.                                      Without Cause.  Employer may terminate this Agreement without cause upon delivery of a Notice of Termination to Executive.  If Executive is terminated without cause under this provision, Employer shall pay to Executive severance compensation a lump sum amount equal to her then current monthly base salary for twelve (12) months, plus any bonus earned or accrued through the date of termination, including any amounts awarded for previous years but which were not yet vested.  If when Executive’s employment terminates she is a specified employee within the meaning of Section 409A of the Internal Revenue Code, and if the benefits under this Section 4(E) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, the lump sum amount due under this Section 4(E) shall be paid to the Executive on the date that is six months and one day following date of Executive’s termination.

F.                                      Resignation.  Executive may terminate this Agreement at any time by delivery of a Notice of Resignation to Employer with a minimum of 30 days notice.  If Executive resigns under this provision, Employer shall pay Executive any sums due her as base salary and reimbursement of expenses through the effective date of resignation, and any other amounts due to Executive pursuant to the Employer’s policies; provided however, that if Executive fails to give at least 30 days notice, Executive may forfeit right to payment of accrued and unpaid vacation time.  Any such amounts payable under this Section 4(F) will be paid in accordance with the Employer’s normal payroll practices, which shall mean no less frequently than monthly.

G.                                     Change of Control.  Upon the occurrence of a Change in Control, and regardless of whether the Executive remains employed by the Employer or its successor following a Change in Control, the Executive shall be entitled to the following:

(i) within fifteen (15) days, Employer shall pay Executive in cash in an amount equal to her then current monthly base salary multiplied by 36 plus any bonus earned or accrued through the date of Change in Control (including any amounts awarded for previous years but which were not yet vested);

(ii) For a period of 36 months, payment of premiums for medical and dental insurance, disability insurance, and life insurance being provided to Executive prior to the change in control or to other similarly situated executives who continue in the employ of Employer.

Employer’s obligation hereunder with respect to the benefits stated in this Section 4G(ii) shall be limited to the extent that Executive’s employment terminates and she becomes eligible for any such benefits pursuant to a subsequent employer’s benefit plans, in which case Employer may reduce the coverage of any benefits it is required to provide Executive so long as the aggregate coverage and benefits of the combined benefit plans is no less favorable to Executive than the coverages and benefits required to be provided hereunder; and

(iii) The restrictions on any outstanding incentive awards (including restricted stock) granted to Executive under Company’s or Bank’s long-term equity incentive program or other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to Executive shall become 100% vested.

For the purpose of this Section 4(G), all amounts paid to Executive will be grossed up so as to account for any additional federal and state income taxes that may be owed as a result of this lump sum payment rather than periodic payments over 36 months.

H.                                    With the exceptions of the provisions of this Section 4 and the express terms of any benefit plan under which Executive is a participant, it is agreed that, upon termination of Executive’s employment for any reason, Employer shall have no obligation to Executive for, and Executive waives and relinquishes any further compensation or benefits, except for COBRA benefits.  Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciations rights, performance units or other incentives shall be governed by the terms of the applicable plan.  At the time of Termination of Employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a release substantially in the form attached hereto as Exhibit A acknowledging such remaining obligations and discharging both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.

I.                                         The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for Executive’s service to Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder.  In the event that Employer’s independent accountants acting as auditors for Employer on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse Executive for the tax payable by Executive, pursuant to Section 4999 of the Internal Revenue Code, on such “excess parachute payments,” taking into account all taxes payable by Executive with respect to such tax gross-up payments hereunder, so that Executive shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 of the Internal Revenue Code had been imposed upon him.

Section 5 - Ownership of Work Product

Employer shall own all work product arising during the course of Executive’s employment (prior, present, or future).  For purposes hereof, “work product” shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology, or other work product that relates to Employer, its Business or its customers and that the Executive conceives, develops or delivers to Employer at any time during her employment, during or outside normal working hours, in or away from the facilities of Employer, and whether or not requested by Employer. If the Work Product contains any materials, programming, or intellectual property rights that the Executive conceived or developed prior to and independent of the Executive’s work for Employer, Executive agrees to point out the pre-existing items to Employer and Executive grants Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items.

Section 6 - Protection of Trade Secrets

Executive agrees to maintain in strict confidence, and except as necessary to perform her duties for Employer, the Executive agrees not to use or disclose any trade secrets of Employer during or after her employment. “Trade secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data, or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Section 7 - Protection of Other Confidential Information

Executive agrees to maintain in strict confidence and, except as necessary to perform her duties for Employer, not to use or disclose any confidential business information of Employer during her employment and for a period of 24 months following termination of Executive’s employment.  “Confidential business information” shall mean any internal, non-public information concerning Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect trade secrets and confidential business information of third parties provided to Employer under an obligation of confidentiality or secrecy.

Section 8 - Return of Materials

Executive shall surrender to Employer, promptly upon its request or upon termination of Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Executive’s possession or control, including all copies thereof, relating to Employer, its Business or its customers. Upon the request of Employer, Executive shall certify in writing compliance with the foregoing requirement.

Section 9 - Restrictive Covenants

A.                                   No Solicitation of Customers.  During Executive’s employment with Employer and for a period of 12 months thereafter, Executive shall not (except of behalf of or with the prior written consent of Employer) either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others (i) solicit, divert, or appropriate to or for a Competing Business, or (ii) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of Employer or any of its affiliates at any time during the 12 months prior to the date of termination and with whom the Executive has had material contact. The parties agree that solicitation of such a customer to acquire stock in a Competing Business during this time period would be a violation of this Section 9(A).  This restriction does not apply following a Change in Control.

B.                                     No Recruitment of Personnel. During Executive’s employment with Employer and for a period of 12 months thereafter, Executive shall not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others (i) solicit, divert or hire away or (ii) attempt to solicit, divert or hire away, to any Competing Business located in the territory, any employee of or consultant to Employer or any of its affiliates, regardless of whether Executive or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at-will.  For purposes of this Agreement, “territory” means within a radius of 15 miles from the main office of the Employer or any branch office of Employer.  This restriction does not apply following a Change in Control.

C.                                     Non-Competition Agreement.  During Executive’s employment with Employer and for a period of 12 months thereafter, Executive shall not (except of behalf of or with the prior written consent of Employer) compete with Employer or any of its affiliates by directly or indirectly forming, serving as organizer, employee, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in a depository financial institution or holding company therefore if such depository institution or holding company has one or more offices or branches located in the territory.  This restriction does not apply following a Change in Control.

D.                                    Independent Provisions.  The provisions in each of the above Sections 9(A), 9(B), and 9(C) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

Section 10 - Successors: Binding Agreement

The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which Employer is a party, or to any assignee of all or substantially all of Employer’s Business and properties. Executive’s rights and obligations under this Agreement may not be assigned by him, except under her right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representative of her estate.

Section 11 - Notice

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to Employer shall be directed to the attention of the Chief Executive Officer with a copy to the Secretary of Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

Section 12 - Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof.  Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

Section 13 - Non Waiver

Failure of Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights or in any way affect the validity of this Agreement.

Section 14 - Enforcement

Executive aggress that in the event of any breach or threatened breach by Executive of any covenant contained in Section 9(A), 9(B), or 9(C) hereof, the resulting injuries to Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect Employer.  Executive, therefore, agrees that in the event of any such breach, Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory or contractual relief. Should Employer have cause to seek such relief, no bond shall be required from Employer and Executive shall pay all attorney’s fees and court costs which Employer may incur to the extent Employer prevails in its enforcement action.

Section 15 - Saving Clause

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions thereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter or such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive and Employer hereby agree that this Agreement may be amended from time to time to modify the terms of Section 9(A), 9(B), or 9(C) the definition of the term “territory” and the definition of the term “business” to reflect changes in Employer’s Business and affairs so that the scope of the limitations placed on Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the current facts and circumstances.

Section 16 - Certain Definitions

A.                                   “Affiliate” shall mean any business entity controlled by, controlling or under common control with Employer.

B.                                     “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by Employer or any of its Affiliates as of the date of termination.

C.                                     “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

D.                                    “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

E.                                      “Disability” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

F.                                      “Notice of Termination” shall mean a written notice of termination from Employer or Executive which specifies an effective date of termination, indicates the specific termination provision(s) in this Agreement relied upon, and, in the case of a termination for Good Reason or for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of Executive’s employment under the provision so indicated.

G.                                     “Terminate,” “terminated,” “termination,” or “Termination” of Employment” shall mean separation from service as defined by Regulation 1.409A-1(h).

Section 17 – Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understanding and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by its Chairman of the Board of Directors and Executive has signed this Agreement, effective of the date first above written.

ATTEST:	ATLANTIC BANCSHARES, INC.

By:	By:	/s/ Brian J. Smith
Name:	Name: Brian J. Smith
Title: Chairman of the Board

EXECUTIVE:

/s/ Michelle M. Pennell
Michelle M. Pennell

Exhibit A

Form of Release of Claims

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made between Michelle M. Pennell, an individual resident of South Carolina (“Employee”), and Atlantic Community Bank (the “Bank”).

As used in this Agreement, the term “Employee” shall include the employee’s heirs, executors, administrators, and assigns, and the term “Bank” shall include the Bank, its holding company, any other related or affiliated entities, and the current and former officers, directors, shareholders, employees, and agents of them.

On February 8, 2008, the Bank and Employee entered into an Employment Agreement governing the relationship between the parties.  Section 4(H) of the Employment Agreement also provides that Employee shall be entitled to severance pay if the Employment Agreement is terminated, on the condition that Employee enter into this release or a substantially similar release.

Employee desires to receive severance pay and the Bank is willing to provide severance pay on the condition the Employee enter into this Agreement.

Now, in consideration for the mutual promises and covenants set forth herein, and in full and complete settlement of all matters between Employee and the Bank, the parties agree as follows:

1.                                      Termination Date:  The Employee agrees that her employment with the Bank terminates as of                                  (the “Termination Date”).

2.                                      Severance Payments:  Subsequent to her Termination Date, the Bank shall pay Employee severance pay as noted in Paragraph 4 of the Employment Agreement, dated                 , (the “Severance Payment”), less applicable deductions and withholdings.

3.                                      Legal Obligations

The parties acknowledge that pursuant to Section 4(H) of the Employment Agreement, they agreed that at the time of termination and as a condition of payment of severance, they would enter into this release acknowledging any remaining obligations and discharging each other from any other claims or obligations arising out of or in connection with Employee’s employment by the Bank, including the circumstances of such termination.  Employee acknowledges that the Bank has no prior legal obligations to make the payments described in Section 2 above which are exchanged for the promises of Employee set forth in this Agreement.

It is specifically agreed that the payments described in Section 2 are valuable and sufficient consideration for each of the promises of Employee set forth in this Agreement and are payments in addition to anything of value to which Employee is otherwise entitled.

4.                                   Waiver and Release:

a)                                      Employee unconditionally releases and discharges the Bank from any and all causes of action, suits, damages, claims, proceedings, and demands that the Employee has ever had, or may now have, against the Bank, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement.

b)                                     Employee acknowledges that she is waiving and releasing, to the full extent permitted by law, all claims against the Bank, including (but not limited to) all claims arising out of, or related in any way to, her employment with the Bank or the termination of that employment, including (but not limited to) any and all breach of contract claims, tort claims, claims of wrongful discharge, claims for breach of an express or implied employment contract, defamation claims, claims under Title VII of the Civil Rights Act of 1964 as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex, the Family and Medical Leave Act, which provides for unpaid leave for family or medical reasons, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment, the Americans with Disabilities Act, which prohibits discrimination based on disability, the Rehabilitation Act of 1973, the South Carolina Human Affairs Law, any and all other applicable local, state and federal non-discrimination statutes, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the South Carolina Payment of Wages Law and all other statutes relating to employment, the common law of the State of South Carolina, or any other state, and any and all claims for attorneys’ fees.

c)                                      This Waiver and Release provision ((a) through (c) of this paragraph) shall be construed to release all claims to the full extent allowed by law.  If any term of this paragraph shall be declared unenforceable by a court or other tribunal of competent jurisdiction, it shall not adversely affect the enforceability of the remainder of this paragraph.

d)                                     The Bank unconditionally releases and discharges Employee from any and all causes of action, suits, damages, claims, proceedings, and demands that the Bank has ever had, or may now have, against Employee, whether asserted or unasserted, whether known or unknown, concerning any matter occurring up to and including the date of the signing of this Agreement with the exception of any claims for breach of trust, or any act which constitutes a felony or crime involving dishonesty, theft, or fraud.

5.                                  Restrictive Covenants and Other Obligations

The parties agree that Section 5 – “Ownership of Work Product,” Section 6 – “Protection of Trade Secret,” Section 7 – “Protection of Confidential Information,” Section 8 – “Return of Materials,” Section 9 – “Restrictive Covenants,” Section 14 – “Enforcement,” and Section 15 – “Saving Clause,” of the Employment Agreement shall remain in full force and effect and that Employee will perform her obligations under those sections and those sections of the Employment Agreement are incorporated by reference as if set forth fully herein.  In the event Employee breaches any obligation under this Section 5, the Bank’s obligation to make severance payments to Employee shall terminate immediately and the Bank shall have no further obligations to Employee.

6.                                  Duty of Loyalty/Nondisparagement

The parties shall not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have a lowered opinion of the other party.

7.                                Confidentiality Of The Terms Of This Agreement

Employee agrees not to publicize or disclose the contents of this Agreement, including the amount of the monetary payments, except (i) to her immediate family; (ii) to her attorney(s), accountant(s), and/or tax preparer(s); (iii) as may be required by law; or (iv) as necessary to enforce the terms of this Agreement.  Employee further agrees that she will inform anyone to whom the terms of this Agreement are disclosed of the confidentiality requirements contained herein.  Notwithstanding the foregoing, the parties agree that where business needs dictate, Employee may disclose to a third party that she has entered into an agreement with the Bank, which agreement contains restrictive covenants including noncompetition and nondisclosure provisions, one or more of which prohibit her from performing the requested service.

Employee recognizes that the disclosure of any information regarding this Agreement by him, her family, her attorneys, her accountants or financial advisors, could cause the Bank irreparable injury and damage, the amount of which would be difficult to determine.  In the event the Bank establishes a violation of this paragraph of the Agreement by Employee, her attorneys, immediate family, accountants, or financial advisors, or others to whom Employee disclosed information in violation of the terms of this Agreement.  The Bank shall be entitled to injunctive relief without the need for posting a bond and shall also be entitled to recover from Employee the amount of attorneys’ fees and costs incurred by the Bank in enforcing the provisions of this paragraph.

8.                                Continued Cooperation

Employee agrees that she will cooperate fully with the Bank in the future regarding any matters in which she was involved during the course of her employment, and in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Bank.  Employee’s cooperation in connection with such matters, actions and claims shall include, without limitation, being available to meet with the Bank’s officials regarding personnel or commercial matters in which she was involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Bank.  Employee further agrees that should she be contacted (directly or indirectly) by any person or entity adverse to the Bank, she shall within 48 hours notify the then-current Chairman of the Board of the Bank.  Employee shall be reimbursed for any reasonable costs and expenses incurred in connection with providing such cooperation.

9.                                      Entire Agreement; Modification of Agreement

Except as otherwise expressly noted herein, this Agreement constitutes the entire understanding of the parties and supersedes all prior discussions, understandings, and agreements of every nature between them relating to the matters addressed herein.  Accordingly, no representation, promise, or inducement not included or incorporated by reference in this Agreement shall be binding upon the parties.  Employee affirms that the only consideration for the signing of this Agreement are the terms set forth above and that no other promises or assurances of any kind have been made to her by the Bank or any other entity or person as an inducement for her to sign this Agreement.  This Agreement may not be changed orally, but only by an agreement in writing signed by the parties or their respective heirs, legal representatives, successors, and assigns.

10.                               Partial Invalidity

The parties agree that the provisions of this Agreement and any paragraphs, subsections, sentences, or provisions thereof shall be deemed severable and that the invalidity or unenforceability of any paragraph, subsection, sentence, or provision shall not affect the validity or enforceability of the remainder of the Agreement.

11.                               Waiver

The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other subsequent breach of this Agreement.

12.                               Successors and Assigns

This Agreement shall inure to and be binding upon the Bank and Employee, their respective heirs, legal representatives, successors, and assigns.

13.                               Governing Law

This Agreement shall be construed in accordance with the laws of the state of South Carolina and any applicable federal laws.

14.                               Headings

The headings or titles of sections and subsections of this Agreement are for convenience and reference only and do not constitute a part of this Agreement.

15.                               Notice

Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified mail, return receipt requested, addressed as follows:

If to Employee:

4 Minuteman Drive, Bluffton, SC 29910

If to the Bank:

PO Box 3077, Bluffton, SC 29910

16.                               Representations:  Employee acknowledges that:

a)                                      She has read this Agreement and understands its meaning and effect.

b)                                     She has knowingly and voluntarily entered into this Agreement of her own free will.

c)                                      By signing this Agreement, Employee has waived, to the full extent permitted by law, all claims against the Bank based on any actions taken by the Bank up to the date of the signing of this Agreement, and the Bank may plead this Agreement as a complete defense to any claim the Employee may assert.

d)                                     She would not otherwise be entitled to the consideration described in this Agreement, and that the Bank is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement.

e)                                      She has been advised to consult with an attorney before signing this Agreement.

f)                                        She has been given up to 21 days to consider the terms of this Agreement.

g)                                     She has seven days, after Employee has signed the Agreement and it has been received by the Bank, to revoke it by notifying the Chairman of the Board of her intent to revoke acceptance.  For such revocation to be effective, the notice of revocation must be received no later than 5:00 p.m. on the seventh day after the signed Agreement is received by the Bank.  This Agreement shall not become effective or enforceable until the revocation period has expired.

h)                                     She is not waiving or releasing any rights or claims that may arise after the date the Employee signs this Agreement.

As to Employee:

Date	Michelle M. Pennell

As to the Bank:

Date	Brian J. Smith, Chairman of the Board